GARDERE
attorneys and counselors  www.gardere.com

Direct: 214-999-4645
Direct Fax: 214-999-3645
dearhart@gardere.com


                                                                  March 16, 2007


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549-7010


     Re: Cubic Energy, Inc.: Request to Withdraw the Form RW filed on March 16, 2007 (File No. 333-140013)

Ladies and Gentlemen:

In accordance with Rule 477 promulgated under the Securities Act of 1933, as amended, Cubic Energy, Inc. (the "Company"), hereby requests the withdrawal of the Registration Statement withdrawal (Form RW) filed on March 16, 2007 regarding File No. 333-140013. The filing was miscoded in EDGAR as a RW instead of the proper coding of an Amendment Withdrawal (Form AW). A proper Form AW will be filed.

No securities have been issued or sold pursuant to the Amendment.

If you have any questions or require any additional information with respect to the foregoing, please contact the undersigned at (214) 999-4645.

                                                            Sincerely,


                                                             /s/ David Earhart
                                                             -------------------
                                                            David R. Earhart


cc:  Jon S. Ross (Company)